Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 27, 2013, relating to the consolidated financial statements of Tecogen Inc. which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ MCGLADREY LLP
McGladrey LLP

Boston, Massachusetts
April 15, 2013